Exhibit 99.1

Contact:

David Myers, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Reports Second Quarter 2013 Results

Increases 2013 Earnings Guidance

ST. LOUIS, July 29, 2013 — Express Scripts Holding Company (Nasdaq: ESRX) announced 2013 second quarter net income from continuing operations attributable to Express Scripts shareholders of $558.3 million, or $0.67 per diluted share. Adjusted earnings per diluted share from continuing operations attributable to Express Scripts, as detailed in Table 4, were $1.12 for the second quarter.

“Our second quarter results reflect the successful execution of our business model of alignment,” stated George Paz, chairman and chief executive officer. “As we head toward 2014 and the introduction of insurance exchanges, additional costly regulations, escalation of brand drug prices and increased specialty drug utilization, our clients face unprecedented challenges to manage the cost and complexity of the pharmacy benefit. Our clinical specialization, advanced application of the behavioral sciences, and ability to leverage actionable data allow us to drive down costs, reduce waste and improve health in ways no other company can.”

Second Quarter 2013 Review

•	Adjusted claims from continuing operations of 369.4 million, down 7% from the second quarter of 2012, reflecting the expected roll-off of claims from United Healthcare Group

•	As expected, revenue of $108.2 million related to a large client contract was realized in the second quarter of 2013 due to the structure of the contract

•	Adjusted EBITDA from continuing operations attributable to Express Scripts of $1.7 billion, up 17% from the second quarter of 2012—See Table 3

•	Adjusted EBITDA from continuing operations attributable to Express Scripts per adjusted claim of $4.69, up 26% from the second quarter of 2012 —See Table 3

•

Adjusted effective income tax rate for continuing operations attributable to Express Scripts for the quarter of 38.3%, with the full year adjusted effective income tax rate for continuing operations attributable to Express Scripts expected to be approximately 38.8%—See Table 5

•	Cash flow from operating activities from continuing operations was an outflow of $156.2 million for the quarter.

•	The cash outflow for the quarter was due to the timing of payments and receipts at quarter-end related to the legacy Medco business.

•	If the quarter had been extended by one day, cash flow from continuing operations for the quarter would have been an inflow of approximately $700 million.

•	Cash flow provided from operating activities from continuing operations is still expected to be between $4.5 and $5.0 billion for 2013.

•	Repurchase of 8.2 million shares of common stock for $501.0 million, leaving 62.9 million shares available under the current share repurchase program

2013 Guidance

As expected, earnings for a large client were realized in the second quarter due to the structure of the contract. The Company anticipates this pattern of earnings to continue for the foreseeable future. Adjusted earnings per diluted share from continuing operations attributable to Express Scripts for the third quarter are expected to be between $1.05 and $1.09.

The Company previously provided 2013 guidance on adjusted earnings per diluted share from continuing operations attributable to Express Scripts in the range of $4.23 to $4.33, or growth of 13% to 16% over 2012. The Company now anticipates achieving adjusted earnings per diluted share from continuing operations attributable to Express Scripts for 2013 in the range of $4.26 to $4.34, or 14% to 16% growth over 2012. Adjusted earnings per diluted share from continuing operations attributable to Express Scripts for 2013 exclude items as detailed in Table 6.

Chief Financial Officer Transition Plan

The Company announced that it is initiating a Chief Financial Officer transition process. As part of that transition, Jeff Hall will no longer serve in the role of Executive Vice President and Chief Financial Officer of the Company, effective as of July 30, 2013. Mr. Hall will continue his employment with the Company in a different role through September 1, 2013 in order to facilitate a smooth and orderly transition. The Company has commenced a search for a permanent successor as Chief Financial Officer and will make an announcement once a successor is appointed.

Express Scripts also announced that effective July 30, 2013, Matthew Harper will serve as the Company’s interim Chief Financial Officer until such time as the Board has appointed a permanent successor to Mr. Hall. Mr. Harper, 44, joined the Company in 2000 and has served as Vice President over financial planning and analysis since April 2013. Previously, Mr. Harper served in a variety of roles with the Company, including Vice President over treasury operations from 2004 until April 2013. Mr. Harper will continue in his current role as a Vice President of the Company while serving as interim Chief Financial Officer.

About Express Scripts

Express Scripts (NASDAQ: ESRX) manages more than a billion prescriptions each year for tens of millions of patients. On behalf of our clients – employers, health plans, unions and government health programs – we make the use of prescription drugs safer and more affordable. Express Scripts uniquely combines three capabilities – behavioral sciences, clinical specialization and actionable data – to create Health Decision ScienceSM, our innovative approach to help individuals make the best drug choices, pharmacy choices and health choices. Better decisions mean healthier outcomes.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, our 2013 guidance and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on or about July 29, 2013 and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 19, 2013. A copy of these documents can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2013	2012	2013	2012
Revenues(*)	$26,425.0	$27,504.6	$52,488.0	$39,637.2
Cost of revenues (*)	24,307.4	25,417.5	48,403.8	36,718.1

Gross profit	2,117.6	2,087.1	4,084.2	2,919.1
Selling, general and administrative	1,127.3	1,587.7	2,252.0	1,852.8

Operating income	990.3	499.4	1,832.2	1,066.3

Other (expense) income:
Equity income from joint venture	7.0	4.3	16.8	4.3
Interest income	1.1	2.3	2.7	4.6
Interest expense and other	(127.6)	(174.4)	(343.0)	(306.4)

	(119.5)	(167.8)	(323.5)	(297.5)

Income before income taxes	870.8	331.6	1,508.7	768.8
Provision for income taxes	305.0	178.2	563.6	345.2

Net income from continuing operations	565.8	153.4	945.1	423.6
Net loss from discontinued operations, net of tax	(15.3)	(0.4)	(16.5)	(0.4)

Net income	550.5	153.0	928.6	423.2
Less: Net income attributable to non-controlling interest	7.5	3.4	12.6	5.8

Net income attributable to Express Scripts	$543.0	$149.6	$916.0	$417.4

Weighted average number of common shares outstanding during the period:
Basic	815.2	807.8	816.9	646.6
Diluted	828.4	823.9	830.5	663.2
Basic earnings per share:
Continuing operations attributable to Express Scripts	$0.68	$0.19	$1.14	$0.65
Discontinued operations attributable to Express Scripts	(0.02)	—	(0.02)	—
Net earnings attributable to Express Scripts	0.67	0.19	1.12	0.65
Diluted earnings per share:
Continuing operations attributable to Express Scripts	$0.67	$0.18	$1.12	$0.63
Discontinued operations attributable to Express Scripts	(0.02)	—	(0.02)	—
Net earnings attributable to Express Scripts	0.66	0.18	1.10	0.63
Amounts attributable to Express Scripts shareholders:
Income from continuing operations, net of tax	$558.3	$150.0	$932.5	$417.8
Discontinued operations, net of tax	(15.3)	(0.4)	(16.5)	(0.4)

Net income attributable to Express Scripts shareholders	$543.0	$149.6	$916.0	$417.4

(*)

Includes retail pharmacy co-payments of $3,204.3 million and $3,519.1 million for the three months ended June 30, 2013 and 2012, respectively, and $6,878.7 million and $5,015.7 million for the six months ended June 30, 2013 and 2012, respectively.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Balance Sheet

	June 30,	December 31,
(in millions)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,342.2	$2,793.9
Restricted cash and investments	12.4	19.6
Receivables, net	4,552.8	5,480.6
Inventories	1,672.9	1,661.9
Deferred taxes	387.3	408.5
Prepaid expenses and other current assets	197.4	194.4
Current assets of discontinued operations	137.8	198.0

Total current assets	8,302.8	10,756.9
Property and equipment, net	1,663.6	1,634.3
Goodwill	29,345.2	29,359.8
Other intangible assets, net	15,021.3	16,037.9
Other assets	60.2	56.6
Noncurrent assets of discontinued operations	188.4	265.7

Total assets	$54,581.5	$58,111.2

Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebates payable	$5,823.4	$7,440.0
Accounts payable	2,639.3	2,909.1
Accrued expenses	1,403.1	1,630.0
Current maturities of long-term debt	631.6	934.9
Current liabilities of discontinued operations	120.9	143.4

Total current liabilities	10,618.3	13,057.4
Long-term debt	13,648.5	14,980.1
Deferred taxes	5,662.0	5,948.8
Other liabilities	734.2	692.9
Noncurrent liabilities of discontinued operations	41.8	36.3

Total liabilities	30,704.8	34,715.5

Stockholders’ Equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; and no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value per share; shares issued: 827.5 and 818.1, respectively; shares outstanding: 814.2 and 818.1, respectively	8.2	8.2
Additional paid-in capital	21,662.2	21,289.7
Accumulated other comprehensive income	12.9	18.9
Retained earnings	2,984.2	2,068.2

	24,667.5	23,385.0
Common stock in treasury at cost, 13.3 and zero shares, respectively	(801.0)	—

Total Express Scripts stockholders’ equity	23,866.5	23,385.0

Non-controlling interest	10.2	10.7

Total stockholders’ equity	23,876.7	23,395.7

Total liabilities and stockholders’ equity	$54,581.5	$58,111.2

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Cash Flows

	Six Months Ended June 30,
(in millions)	2013	2012
Cash flows from operating activities:
Net income	$928.6	$423.2
Net loss from discontinued operations, net of tax	16.5	0.4

Net income from continuing operations	945.1	423.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,210.2	659.6
Non-cash adjustments to net income	(221.3)	94.9
Deferred financing fees	10.7	26.9
Changes in operating assets and liabilities:
Accounts receivable	868.4	180.5
Claims and rebates payable	(1,616.6)	(453.1)
Other net changes in operating assets and liabilities	(389.0)	324.8

Net cash provided by operating activities—continuing operations	807.5	1,257.2
Net cash (used in) provided by operating activities—discontinued operations	(25.0)	2.4

Net cash flows provided by operating activities	782.5	1,259.6

Cash flows from investing activities:
Purchases of property and equipment	(195.0)	(63.9)
Acquisitions, net of cash acquired	—	(10,326.4)
Proceeds from sale of business	77.9	—
Other	1.3	(11.2)

Net cash used in investing activities—continuing operations	(115.8)	(10,401.5)
Acquisitions, cash acquired—discontinued operations	—	42.8
Net cash used in investing activities—discontinued operations	(2.0)	(2.7)

Net cash used in investing activities	(117.8)	(10,361.4)

Cash flows from financing activities:
Repayment of long-term debt	(1,615.8)	(2,500.1)
Treasury stock acquired	(801.0)	—
Net proceeds from employee stock plans	271.0	141.1
Excess tax benefit relating to employee stock compensation	14.8	15.6
Distributions paid to non-controlling interest	(13.4)	(3.4)
Proceeds from long-term debt, net of discounts	—	7,353.6
Repayment of revolving credit line, net	—	(600.0)
Proceeds from accounts receivable financing facility	—	600.0
Other	6.3	(103.2)

Net cash (used in) provided by financing activities—continuing operations	(2,138.1)	4,903.6

Net cash used in financing activities—discontinued operations	—	(1.7)

Net cash (used in) provided by financing activities	(2,138.1)	4,901.9

Effect of foreign currency translation adjustment	(5.2)	(0.2)
Less: cash decrease (increase) attributable to discontinued operations	26.9	(40.9)
Net decrease in cash and cash equivalents	(1,451.7)	(4,241.0)
Cash and cash equivalents at beginning of period	2,793.9	5,620.1

Cash and cash equivalents at end of period	$1,342.2	$1,379.1

Table 1

Express Scripts Holding Company Unaudited Consolidated Selected Information

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Claims Volume
Continuing operations:
Network	266.2	285.6	549.0	438.6
Home delivery and specialty (1)	35.4	38.7	72.2	52.7

Total claims	301.6	324.3	621.2	491.3

Total adjusted claims - continuing operations(2)	369.4	398.3	759.4	591.1

Depreciation and Amortization (D&A):
Revenue amortization(3)	$28.5	$28.5	$57.0	$57.0
Cost of revenues depreciation	30.0	24.0	57.7	35.6
Selling, general and administrative depreciation	74.0	58.5	145.5	73.2
Selling, general and administrative amortization(3)	477.1	483.6	950.0	493.8

Total D&A - continuing operations	$609.6	$594.6	$1,210.2	$659.6

Generic Fill Rate
Network	81.7%	78.7%	81.5%	78.4%
Home delivery	74.6%	70.5%	74.3%	69.4%
Overall	80.9%	77.8%	80.7%	77.4%

Note: See Appendix for Footnotes

Table 2

Calculation of Express Scripts Holding Company Adjusted Gross Profit and SG&A—Continuing Operations

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Gross profit, as reported	$2,117.6	$2,087.1	$4,084.2	$2,919.1
Amortization of intangible assets (3)	28.5	28.5	57.0	57.0
Non-recurring transaction and integration costs (4)	36.6	11.9	81.1	11.9

Adjusted gross profit	$2,182.7	$2,127.5	$4,222.3	$2,988.0

Selling, general and administrative, as reported	$1,127.3	$1,587.7	$2,252.0	$1,852.8
Amortization of intangible assets (3)	477.1	483.6	950.0	493.8
Non-recurring transaction and integration costs (4)	105.3	380.3	215.4	407.0

Adjusted selling, general and administrative	$544.9	$723.8	$1,086.6	$952.0

Note: See Appendix for Footnotes

The Company is providing adjusted gross profit and adjusted selling, general and administrative expenses (both of which are non-GAAP financial measures), in each case, excluding the impact of non-recurring charges and amortization of intangible assets in order to compare the underlying financial performance to prior periods.

Table 3

Express Scripts Holding Company EBITDA and Adjusted EBITDA Reconciliation

(in millions, except per claim data)

The following is a reconciliation of net income from continuing operations attributable to Express Scripts to EBITDA and adjusted EBITDA from continuing operations attributable to Express Scripts, and adjusted EBITDA from continuing operations attributable to Express Scripts per adjusted claim. The Company believes net income is the most directly comparable measure calculated under U.S. GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income from continuing operations, attributable to Express Scripts, as reported	$558.3	$150.0	$932.5	$417.8
Provision for income taxes	305.0	178.2	563.6	345.2
Depreciation and amortization	609.6	594.6	1,210.2	659.6
Interest expense, net	126.5	172.1	340.3	301.8
Equity income from joint venture	(7.0)	(4.3)	(16.8)	(4.3)

EBITDA from continuing operations, attributable to Express Scripts, as reported	1,592.4	1,090.6	3,029.8	1,720.1
Non-recurring transaction and integration costs (4)(*)	139.9	392.2	294.5	418.9

Adjusted EBITDA from continuing operations, attributable to Express Scripts	$1,732.3	$1,482.8	$3,324.3	$2,139.0
Total adjusted claims—continuing operations	369.4	398.3	759.4	591.1
Adjusted EBITDA from continuing operations, attributable to Express Scripts, per adjusted claim	$4.69	$3.72	$4.38	$3.62

Note: See Appendix for Footnotes

The Company is providing EBITDA and adjusted EBITDA excluding the impact of non-recurring charges (both of which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

EBITDA from continuing operations attributable to Express Scripts is earnings before other income (expense), interest, taxes, depreciation and amortization, or alternatively calculated as operating income from continuing operations plus depreciation and amortization less non-controlling interest. EBITDA from continuing operations attributable to Express Scripts is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA from continuing operations attributable to Express Scripts, however, should not be considered as an alternative to net income from continuing operations, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA from continuing operations attributable to Express Scripts may not be comparable to that used by other companies.

Adjusted EBITDA from continuing operations attributable to Express Scripts per adjusted claim is a supplemental measurement used by analysts and investors to help evaluate overall operating performance. We have calculated adjusted EBITDA from continuing operations attributable to Express Scripts excluding certain charges recorded each year, as these charges are not considered an indicator of ongoing company performance. Adjusted EBITDA from continuing operations attributable to Express Scripts per adjusted claim is calculated by dividing adjusted EBITDA from continuing operations attributable to Express Scripts by the adjusted claim volume for the period. This measure is used as an indicator of adjusted EBITDA attributable to Express Scripts performance on a per-unit basis. Adjusted EBITDA from continuing operations attributable to Express Scripts, and as a result, adjusted EBITDA from continuing operations attributable to Express Scripts per adjusted claim, are each affected by the changes in claim volumes between retail and home delivery, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business.

*	Non-recurring transaction and integration costs presented in this table exclude $2.0 million for the three and six months ended June 30, 2013 related to depreciation which does not impact the calculation of EBITDA.

Table 4

Calculation of Express Scripts Holding Company Adjusted EPS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(per diluted share)
EPS from continuing operations attributable to Express Scripts, as reported	$0.67	$0.18	$1.12	$0.63
Non-recurring items:
Transaction and integration costs (4)	0.10	0.28	0.21	0.38
Debt redemption costs (5)	—	—	0.05	—
Pre-close financing costs (6)	—	—	—	0.08
Discrete tax items (7)	(0.02)	0.05	(0.01)	0.07
Amortization of intangible assets (3)	0.37	0.36	0.74	0.50

EPS from continuing operations attributable to Express Scripts, adjusted	$1.12	$0.87	$2.11	$1.66

EPS from discontinued operations attributable to Express Scripts, as reported	$(0.02)	$—	$(0.02)	$—
Amortization of intangible assets and other net items (8)	0.01	0.01	0.02	0.01

EPS from discontinued operations attributable to Express Scripts, adjusted	$(0.01)	$0.01	$—	$0.01

Total EPS attributable to Express Scripts, adjusted	$1.11	$0.88	$2.11	$1.67

Note: See Appendix for Footnotes

The Company is providing EPS and EPS excluding the impact of non-recurring items and amortization of intangible assets (which is a non-GAAP financial measure) in order to compare the underlying financial performance to prior periods.

Table 5

Calculation of Express Scripts Holding Company Adjusted Effective Income Tax Rate for Continuing Operations

(in millions)

	Three Months Ended June 30, 2013			Six Months Ended June 30, 2013
	Income before income taxes	Provision for income taxes	Adjusted effective income tax rate	Income before income taxes	Provision for income taxes	Adjusted effective income tax rate
Income from continuing operations, as reported	870.8	305.0		1,508.7	563.6
Non-controlling interest	(7.5)	—		(12.6)	—

Total continuing operations attributable to Express Scripts, as reported	863.3	305.0		1,496.1	563.6
Non-recurring items:
Transaction and integration costs(4)	141.9	55.8		296.5	116.6
Debt redemption costs(5)	—	—		68.5	26.9
Discrete tax items(7)	—	19.6		—	9.0
Amortization of intangible assets(3)	505.6	198.7		1,007.0	395.8

Total continuing operations attributable to Express Scripts, as adjusted	1,510.8	579.1	38.3%	2,868.1	1,111.9	38.8%

Note: See Appendix for Footnotes.

The Company is providing adjusted effective income tax rate for continuing operations attributable to Express Scripts excluding the impact of non-recurring items and amortization of intangible assets (which is a non-GAAP financial measure) in order to compare the underlying financial performance to prior periods.

Table 6

Express Scripts Holding Company 2013 Guidance Information

Estimated Year Ending December 31, 2013
	Current Guidance	Previous Guidance
Adjusted EPS from continuing operations attributable to Express Scripts*	$4.26-$4.34	$4.23-$4.33
Year over year growth	14%-16%	13%-16%
Total adjusted claims	Up 5-6% from 2012	Up 5-7% from 2012
Depreciation	$410—$425 million	$385—$400 million
Selling, general and administrative	Approximately 8% decline	8%-10% decline—closer to 8% decline
Non-controlling interest	$25 million	$20 million
Effective income tax rate on continuing operations	Approximately 38.8%	Approximately 39%
EBITDA from continuing operations attributable to Express Scripts per adjusted claim	Up 15-18% from 2012	Up 15-18% from 2012
Diluted weighted average shares number of commons shares outstanding during the period	Lower end of 825-835 million shares	Lower end of 825-835 million shares
Cash flow from continuing operations	$4.5 billion-$5.0 billion	$4.5 billion-$5.0 billion
(*) GAAP items not included in guidance:
Amortization of intangible assets (9)	$1.50
Transaction, integration and other non-recurring costs (10)	To be determined

The full-year impact of transaction, integration and other non-recurring costs have yet to be determined. Accordingly, the Company is unable to include these charges in the list of GAAP items not included in guidance for 2013 revised adjusted EPS from continuing operations or to provide a reconciliation to the corresponding GAAP measure.

Note: See Appendix for Footnotes

Appendix

Footnotes

(1)

Includes home delivery, specialty and other including: (a) drugs distributed through patient assistance programs (b) drugs we distribute to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers and (c) FreedomFP claims.

(2)	Total adjusted claims reflect home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than retail claims.
(3)	Amortization of intangible assets includes the following items:

Amortization of legacy Express Scripts intangible assets include amounts in both revenues and selling, general and administrative expense.

Revenue amortization is related to the customer contract with WellPoint which consummated upon closing of the NextRx acquisition in 2009. Under U.S. GAAP standards, amortization of intangibles that arise in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $28.5 million ($17.3 million and $16.5 million net of tax in 2013 and 2012, respectively) is included as a reduction to revenue for the three months ended June 30, 2013 and 2012. Intangible amortization of $57.0 million ($34.6 million and $34.5 million net of tax in 2013 and 2012, respectively) is included as a reduction to revenue for the six months ended June 30, 2013 and 2012.

Other legacy Express Scripts intangible amortization of $10.2 million ($6.2 million and $5.9 million net of tax in 2013 and 2012, respectively) is included in selling, general and administrative expense for the three months ended June 30, 2013 and 2012, respectively. Other legacy Express Scripts intangible amortization of $20.3 million ($12.3 million net of tax) and $20.4 million ($12.4 million net of tax) is included in selling, general and administrative expense for the six months ended June 30, 2013 and 2012, respectively.

Amortization of intangible assets related to the acquisition of Medco Health Solutions, Inc. (“Medco”) of $466.9 million ($283.4 million net of tax) and $473.4 million ($274.2 million net of tax) for the three months ended June 30, 2013 and 2012, respectively, is included in selling, general and administrative expense. Amortization of intangible assets related to the acquisition of Medco of $929.7 million ($564.3 million net of tax) and $473.4 million ($287.0 million net of tax) for the six months ended June 30, 2013 and 2012, respectively, is included in selling, general and administrative expense.

(4)	Non-recurring transaction and integration costs include those costs directly related to the acquisition of Medco.

Costs of $36.6 million ($22.2 million net of tax) and $11.9 million ($6.9 million net of tax) primarily composed of integration-related activities, are included in cost of revenues for the three months ended June 30, 2013 and 2012, respectively. Costs of $81.1 million ($49.2 million net of tax) and $11.9 million ($7.2 million net of tax) primarily composed of integration-related activities, are included in cost of revenues for the six months ended June 30, 2013 and 2012, respectively.

Costs of $105.3 million ($63.9 million net of tax) and $380.3 million ($220.4 million net of tax) primarily composed of professional fees, integration-related activities and severance costs, including stock compensation, are included in selling, general and administrative expense in the three months ended June 30, 2013 and 2012, respectively. Costs of $218.9 million ($132.8 million net of tax) and $407.0 million ($245.8 million net of tax) primarily composed of professional fees, integration-related activities and severance costs, including stock compensation, are included in selling, general and administrative expense in the six months ended June 30, 2013 and 2012, respectively.

The Company recorded a net benefit of $3.5 million ($2.1 million net of tax) within selling, general and administrative expenses for the six months ended June 30, 2013 in conjunction with a final settlement related to the strategic decision to exit various businesses.

(5)

Debt redemption costs and write-off of deferred financing fees incurred for the early redemption of senior notes totaled $68.5 million ($41.6 million net of tax) and is included in interest expense in the six months ended June 30, 2013.

(6)

Financing costs include fees related to the amortization of fees relating to August 2011 bridge loan, commitment fees related to the August 2011 credit agreement and interest and fees on the senior notes issued in conjunction with the acquisition of Medco. Costs of $5.7 million ($3.3 million net of tax) and $85.2 million ($51.6 million net of tax) are included in interest expense in the three months and six months ended June 30, 2012, respectively.

(7)

Provision for income taxes includes discrete tax benefits for continuing operations of $19.6 million and $9.0 million for the three months and six months ended June 30, 2013 due to changes in unrecognized tax benefits and the deferred tax implications related to investments in certain foreign subsidiaries for which the Company expects to realize in the foreseeable future. Provision for income taxes includes discrete tax charges of $39.6 million and $44.8 million for the three months and six months ended June 30, 2012 due to changes in unrecognized tax benefits.

(8)

Net income from discontinued operations includes charges related to European operations of $16.0 million, amortization of intangible assets related to the acquisition of Medco of $7.5 million and $1.7 million discrete tax charges, offset by a gain recognized on the disposal of portions of the UBC business of $18.3 million for the three months ended June 30, 2013. Net income from discontinued operations, net of tax includes amounts related to these items totaling $4.8 million net of tax for the three months ended June 30, 2013.

Net income from discontinued operations includes charges related to European operations of $16.0 million, amortization of intangible assets related to the acquisition of Medco of $15.5 million, and $1.7 million discrete tax charges, offset by a gain recognized on the disposal of portions of the UBC business of $18.3 million for the six months ended June 30, 2013. Net income from discontinued operations, net of tax includes amounts relating to these items totaling $9.7 million net of tax for the six months ended June 30, 2013.

Net income from discontinued operations includes amortization of intangible assets related to the acquisition of Medco of $8.5 million for the three months and six months ended June 30, 2012. Net income from discontinued operations, net of tax includes amounts relating to this item, totaling $4.9 million net of tax for the three months and six months ended June 30, 2012.

(9)	2013 Adjusted EPS will exclude amortization of intangible assets.
(10)

2013 Adjusted EPS will exclude transaction, integration and other non-recurring costs as well as any gains recognized on the sale of businesses considered discontinued operations. The full-year impact of these costs have yet to be determined.